Dominic J. Addesso, CPA
President & CEO

Everest Reinsurance Company
477 Martinsville Road
P.O. Box 830
Liberty Corner, NJ 07938-0830
Tel: 908.604.7400   Fax: 908-604-7599
Email: dom.addesso@everestre.com

August 27, 2014

Mr. Mark de Saram
2 Bellevue Lane
Paget PG06
Bermuda

Dear Mr. de Saram:

This letter (“Agreement”) confirms that Everest Reinsurance (Bermuda), Ltd. (“Company”) wishes to renew your employment subject to the following terms and conditions.  The term “Group” as used in this Agreement shall refer to Everest Re Group, Ltd. and all its subsidiaries and affiliates as now or hereafter constituted.

1.	(a)
This Agreement will commence on November 1, 2014 (“Term Commencement Date”) and unless sooner terminated according to its terms or extended in writing, shall terminate on June 30, 2016 (“Term Conclusion Date”). You will be employed as the Managing Director and Chief Executive Officer, Everest Reinsurance (Bermuda), Ltd. This offer is conditional upon your maintaining an appropriate, valid work permit issued by the Bermuda Department of Immigration.

(b)
You will be entitled to receive 25 days of annual vacation with pay, which may be taken in the calendar year for which it is earned.  This annual vacation entitlement is in addition to those public holidays mandated by Bermuda law.

(c)	During the term of your employment, you shall not engage in any activities competitive with the business of the Group or detrimental to the best interests of the Group or the business of the Group.

(d)
Your responsibilities as Managing Director and Chief Executive Officer of the Company will consist of those duties customarily associated with that position and any duties that the Company may from time to time direct you to undertake and to perform, that are consistent with and appropriate to the position.  As Managing Director and Chief Executive Officer, you will be responsible for the day-to-day management and operations of the Company and its subsidiaries and any affiliates as may be directed by the Company.  You will not have authority to act on behalf of any U.S. operation except with a specific written delegation of authority from the Board of such U.S. operation.

2.
Your compensation for services to the Company during the term of your employment shall be paid in U.S. Dollars according to the following schedule: 1) one hundred percent (100%) of your salary will be paid in U.S. dollars in accordance with the normal payroll schedule of Everest Reinsurance (Bermuda), Ltd.;  2) payments in lieu of your participation in the Bermuda Savings Plan shall be made in U.S. Dollars;  3) any cash bonuses awarded to you under the Everest Re Group, Ltd. Annual Incentive Plan shall be paid in U.S. Dollars.

3.
As compensation for your services to the Company during the term of your employment, the Company shall pay you a salary at the rate of U.S. $620,000 per annum payable according to the normal payroll schedule, subject to increases, if any, as determined and approved by the Compensation Committee of Everest Re Group, Ltd.  The Company will assist you, when necessary and upon timely notice, in your obligation to secure an appropriate valid work permit in connection with this Agreement.  Medical insurance, dental insurance and group life insurance will be provided per the plans currently available to other Everest Reinsurance (Bermuda), Ltd. employees.

4.	In place of your participation in the Bermuda Savings Plan, you will receive a monthly payment equal to 10% of your total monthly salary in U.S. Dollars.

5.
In addition to your salary, you will be eligible to participate in Everest Re Group, Ltd.’s Annual Incentive Plan as implemented by the Company.   It is understood that this bonus plan is entirely discretionary in nature and may be amended or terminated by Group at any time with or without prior notice to you.

6.	You will receive a housing allowance of U.S. $12,500 per month upon receipt of proper expense documentation.

7.	The Company will provide a car, or a car allowance, for your use during the term of this Agreement.

8.	You will be reimbursed for one economy class airline ticket between Bermuda and the United Kingdom every three months for yourself and/or each member of your immediate family.

9.	Upon receipt of proper expense documentation, Everest Reinsurance (Bermuda), Ltd. will pay your reasonable membership fees at Tucker’s Point Club.

10.	(a)
The Company has the right to terminate your employment at any time for reasons other than misconduct or a breach of Company policies.  In such event, a separation payment equivalent to one (1) year’s base salary will be made to you, a reasonable allowance will be provided to move your personal possessions from Bermuda to the UK, all of your then unvested restricted stock or restricted stock units will continue to vest to the extent any such equity award would have vested in accordance with its terms in the 12 month period immediately following such termination date, and the Company shall continue to pay for six (6) months the reasonable cost of group or private medical insurance.  The Company does not guarantee that you will be insurable or will be provided such insurance in that event.  In return for these payments, you will execute a waiver and release of all claims you may have against the Company in connection with your employment. “Misconduct” shall be defined as any activity as set forth in Paragraph 10(b) below.

(b)
The Company may terminate your employment for cause at any time during the term of this Agreement without prior notice to you.  In that event, your employment with the Company shall forthwith be terminated, and except as may be required under Paragraph 10(a) above, the Company shall have no further obligations to you.  Termination for cause shall mean a termination of your employment on account of: (i) failure to maintain an appropriate valid work permit as required under Paragraph 1(a); (ii) willful misfeasance or gross negligence by you in a matter of material importance to the conduct of the Group’s affairs; (iii) your negligence having an adverse effect, financial or otherwise, on the Group or on the conduct of the Group’s affairs; (iv) a material breach by you of your obligations under this Agreement or your refusal to satisfactorily perform any duties reasonably required hereunder, after notification by the Company of such breach or  refusal and your refusal or failure to remedy such breach within 10 days of such notification; or (v) your conviction for a criminal offense; or (vi) a breach of Company policies.

(c)	You may resign your employment for any reason on 90 days notice to the Company.

(d)
Upon termination of your employment for any reason whatsoever, you shall be deemed to have immediately resigned from any position as an officer, director or employee of the Company together with any other office, position, or directorship which you may hold with the Company and any of its parents, subsidiaries and affiliated entities within the Everest Re Group.

11.	(a)
You and the Company agree to meet and discuss an extension of this Agreement, or renegotiation of this Agreement no later than 4 months before the Term Conclusion Date.  Any such extension and/or renegotiation of the terms and conditions of this Agreement shall be mutually agreed upon and submitted in writing to you for your review, approval and execution by you and the Company’s authorized representative.

(b)
If you and the Company fail to agree upon a mutually acceptable extension of this Agreement or a renegotiation of some/all of the terms of this Agreement in accordance with Paragraph 11(a), then upon the Term Conclusion Date this Agreement shall continue in full force and effect and all terms and conditions contained herein shall continue to apply and be enforceable subject to the following exceptions:

(i)
Paragraph 1(a) is deleted and replaced with the following:

“This Agreement will commence on November 1, 2014 (“Term Commencement Date”), and will continue year to year thereafter unless sooner terminated in accordance with this Agreement or as may otherwise be agreed to by you and the Company. You will be employed as the Managing Director and Chief Executive Officer, Everest Reinsurance (Bermuda), Ltd.  This offer is conditional upon your maintaining an appropriate, valid work permit issued by the Bermuda Department of Immigration.”

(ii)
Paragraph 3 is deleted and replaced with the following:

“Your salary in effect as of June 30, 2016 will continue to be paid in accordance with the normal payroll practices in effect from time to time.  The Company will assist you, when necessary, in your obligation to secure an appropriate valid work permit for you in connection with this Agreement.  Medical insurance, dental insurance and group life insurance will be provided per the plans currently available to other Everest Reinsurance (Bermuda), Ltd. employees.”

12.
The Compensation Committee of Everest Re Group, Ltd. has selected you for coverage under the Senior Executive Change of Control Plan (the “Plan”), as amended and restated effective January 1, 2009, and the terms of which are incorporated herein and form a part of this Agreement.  As long as you remain a beneficiary of the “Plan” in the event of a “Material Change” (as defined within the Plan) that results in either a Separation of Service (as defined within the Plan) or termination of this Agreement that occurs within two years of such “Material Change”, Paragraphs 10(a) of this agreement are deemed void ab initio and replaced with Section III of the Plan titled Change of Control Benefits.  In addition to the Change of Control Benefits, a reasonable allowance will be provided to move your personal possessions from Bermuda to the U.K. within six (6) months of such Separation of Service or termination of this Agreement resulting from a “Material Change”.

13.
You recognize that, by reason of your employment hereunder, you may acquire confidential information and trade secrets concerning the operation of the Group and of the clients of the Group, the use or disclosure of which could cause the Group substantial loss and damages that could not be readily calculated and for which no remedy under applicable law would be adequate.  Accordingly, you covenant and agree with the Company that you will not, either during the term of your employment hereunder or at any time thereafter, disclose, furnish or make accessible to any person, firm or corporation (except in the ordinary course of business in performance of your obligations to the Group hereunder or with the prior written consent of the Company pursuant to authority granted by a resolution of the Company) any confidential information that you have learned or may learn by reason of your association with the Group.  As used in this Paragraph 13, the term "confidential information" shall include, without limitation, information not previously disclosed to the public or to the trade by the Group with respect to the business or affairs of the Group including, without limitation, information relating to business opportunities, trade secrets, systems, techniques, procedures, methods, inventions, facilities, financial information, business plans or prospects.  Upon termination of this  Agreement, your resignation or any other cessation of your employment with the Company, you shall immediately return to the Company all documents, records and information in your possession (whether in paper or electronic format) and shall affirmatively confirm and represent that you have not retained any copies thereof.

14.
Without intending to limit the remedies available to the Company, you acknowledge that a breach of the covenants and agreements contained in Paragraph 13 of this Agreement may result in material irreparable injury to the Group for which there is no adequate remedy at law and that it will not be possible to precisely measure damages for such injuries. Therefore, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in activities prohibited by Paragraph 13 or such other relief as may be required specifically to enforce any of the covenants in such Paragraph.

15.	(a)
You agree that throughout the term of your employment, and for a period of twelve (12) months after termination or cessation of employment for any reason you will not engage in, participate in, carry on, own, or manage, directly or indirectly, either for yourself or as a partner, stockholder, investor, officer, director, employee, agent, independent contractor, representative or consultant of any person, partnership, corporation or other enterprise, in any “Competitive Business” in any jurisdiction in which the Company actively conducts business. For purposes of this Paragraph 15, “Competitive Business” means the property and casualty insurance or reinsurance business.

(b)
You acknowledge, with the advice of legal counsel, that you understand the foregoing provisions of this Section 15 and that these provisions are fair, reasonable, and necessary for the protection of the Company’s business.

16.	(a)	You agree that, for a period of twelve (12) months after the termination or cessation of your employment with the Company for any reason, you will not:

i.
directly or indirectly solicit, attempt to hire, or hire any employee of the Company (or any person who may have been employed by the Company during the last year of your employment with the Company), or assist in such hiring by any other person or business entity or encourage, induce or attempt to induce any such employee to terminate his or her employment with the Company; or

ii.
take action intended to encourage any vendor, supplier, broker, customer, client or trading partner of the Company to cease to do business with the Company or materially reduce the amount of business the vendor, supplier, broker, customer, client or trading partner does with the Company; or

iii.	materially disparage the Company.

(b)
You agree to cooperate with the Company, during the term of this Agreement and at any time thereafter (including following your termination of employment for any reason), by making yourself reasonably available to testify on behalf of the Company, its parents, subsidiaries and affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, as requested; provided, however that it does not materially interfere with your then current professional activities.  The Company agrees to reimburse you for all reasonable expenses actually incurred in connection with your provision of testimony or assistance.

17.	This Agreement will be binding upon and inure to the benefit of you and the Company and any successors and assigns of the business of the Company.

18.
This Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding your employment and/or this Agreement shall be deemed to exist or to bind any of the parties hereto.

19.	The terms of this Agreement may not be modified or amended except by written instrument signed by the Company and you.

20.	The validity, interpretation, and performance of this Agreement shall be governed by and construed in accordance with the laws of the Islands of Bermuda.

21.
Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given if delivered in person, or mailed by certified first class, postage prepaid, or sent by a reputable overnight courier service.  Notices shall be deemed given as of the date delivered or the date entrusted to the Bermuda postal service or an appropriate courier service.

22.
If any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof.

If you wish to accept this offer on the terms and conditions set out above, please sign a copy of this letter and return it to me.

Sincerely,

/S/ DOMINIC J. ADDESSO

Dominic J. Addesso
President & CEO

CONFIRMED AND ACCEPTED:	/S/ MARK DE SARAM	24 September 2014
	Mr. Mark de Saram	Date